FOR RELEASE – March 27, 2013

LIPOSCIENCE REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

NMR LipoProfile® Test Volumes Rise 29.2% in 2012

Full Year 2012 Revenue Up 19.6% From Prior Year

RALEIGH, N.C., March 27, 2013 — LipoScience, Inc. (Nasdaq: LPDX), a diagnostic company pioneering a new field of personalized NMR diagnostics to advance the quality of patient care, today announced its financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter Results

Total revenue was $13.6 million for the fourth quarter ended December 31, 2012, representing an increase of 8.6% over the prior year period. Gross margin for the fourth quarter of 2012 was 82.0%, compared to 82.7% in the prior year period.

During the fourth quarter of 2012, clinicians ordered approximately 490,000 NMR LipoProfile® tests, representing an increase of 14.8% over the fourth quarter of 2011.

Full Year 2012 Results

Total revenue was $54.8 million for the twelve months ended December 31, 2012, representing a year-over-year increase of 19.6%. Gross margin for the full year 2012 was 81.6%, compared to 81.4% in the prior year.

For the full year 2012, clinicians ordered approximately 1,949,000 NMR LipoProfile tests, representing a 29.2% increase over 2011 and a 5-year compounded annual growth rate of 28% since 2007.

“We were pleased with our overall performance in 2012, with revenues up 19.6% versus the prior year and a solid increase in NMR LipoProfile test orders, culminating with the successful completion of our initial public offering in late January 2013,” commented Richard O. Brajer, President and Chief Executive Officer. “Completion of the IPO now allows us to expand our sales force and drive toward becoming a clinical standard of care by decentralizing our technology and expanding our menu of personalized diagnostic tests.

“We believe that our strong revenue and test growth in 2012 is a clear indicator of the clinical value that the NMR LipoProfile test brings to physicians for personalized management of cardiovascular disease,” added Mr. Brajer. “With a substantial market conversion opportunity for our proprietary NMR LipoProfile test in front of us, as well as additional assays in development that leverage our NMR-based technology on the Vantera system, we believe we are well positioned for long-term growth.”

Vantera® Clinical Analyzer Now Commercially Available

LipoScience made the Vantera® Clinical Analyzer (“Vantera”) commercially available in December 2012 following the Company’s receipt of 510(k) clearance for the Vantera system from the U.S. Food and Drug Administration ("FDA"). Clearance of the Vantera system will now allow diagnostic laboratories to perform the NMR LipoProfile test on-site. It requires no previous knowledge of NMR technology to operate and is designed to significantly simplify complex technology through ease of use and walk-away automation.

“In addition to sales force expansion and broadening medical policy coverage, we believe that the decentralization of the NMR LipoProfile test through our Vantera system will be a key driver in accelerating market conversion from traditional cholesterol tests to our NMR LipoProfile test,” said Mr. Brajer. “We plan to selectively place the Vantera system on-site with national and regional clinical laboratories across the U.S., as well as leading medical centers and hospital outreach laboratories, which we believe will facilitate their ability to offer our NMR LipoProfile test and other diagnostic tests that we may develop in the future.”

Additional Year-End and Fourth Quarter Operating Results

For the full year ended December 31, 2012, gross profit was $44.7 million compared to $37.3 million in the prior year, an increase of 20.0%. Gross margin for the full year 2012 was 81.6%, up modestly from 81.4% for the full year 2011. Gross profit in the fourth quarter of 2012 was $11.1 million, representing a 7.8% increase compared to $10.3 million in the prior year quarter. Gross margin was 82.0% for the fourth quarter of 2012, down compared to 82.7% in the prior year period due to increased compensation, benefit and allocated costs as a result of additional personnel.

The overall average selling price of NMR LipoProfile tests decreased 5.5% to $26.56 for the year ended December 31, 2012 compared to $28.10 for the prior year. The decrease was primarily the result of a planned, continuing shift in channel mix toward clinical laboratory customers. The percentage of total NMR LipoProfile tests sold through our direct distribution channel, whereby clinicians ordered the test directly from us, decreased from 8% for the year ended December 31, 2011 to 5% for the year ended December 31, 2012. This trend reflects the Company’s strategy of increasing the proportion of its business conducted through clinical diagnostic laboratories, resulting in an increase in test volumes and accelerated adoption of the NMR LipoProfile test, but a decreasing average selling price due to the shift in channel mix.

For the full year ended December 31, 2012, sales and marketing expenses were $22.4 million, up 5.1% compared to $21.3 million for the full year 2011. As a percentage of revenues, sales and marketing expenses were 40.9% of revenues for the full year 2012, compared to 46.5% of revenues in the prior year. During the fourth quarter of 2012, sales and marketing expenses of $5.7 million were down 3.4% compared to the $5.9 million in the prior year period. The decrease in sales and marketing expenses as a percentage of revenue for the full year resulted from a purposeful delay in sales force expansion prior to the IPO. Now with IPO proceeds, the Company expects sales and marketing expenses to increase with the expansion of the Company’s direct sales force, expanded geographic presence, and continued marketing and medical education initiatives to drive awareness and adoption of the NMR LipoProfile test.

For the full year ended December 31, 2012, research and development expenses were $10.0 million, or 18.2% of total revenues, compared to $7.8 million, or 17.0% of total revenues, during the full year of 2011. This year-over-year increase of 27.7% in 2012 reflects continued investment in the Company's research and development infrastructure and capabilities during the year, which included Medical Affairs and Medical Science Liaisons, as well as higher depreciation expense associated with an immaterial correction of an error relating to prior periods during 2012. Research and development expenses during the fourth quarter of 2012 were $2.6 million, a 21.1% increase compared to $2.1 million in the prior year period.

For the full year ended December 31, 2012, general and administrative expenses were $10.4 million, or 18.9% of total revenues. This compares with $8.6 million in the full year of 2011, or 18.7% of total revenues. The year-over-year increase of 21.3% in full year expenses resulted primarily from IPO activities, expanded compliance efforts and increased headcount, and was partially offset by lower bad debt expense during the year. General and administrative expenses in the fourth quarter of 2012 were $2.6 million, up 13.4% compared to $2.3 million in the prior year period.

Net income for the full year 2012 was $1.3 million compared to a net loss of $0.5 million for the full year 2011. Net income for the fourth quarter of 2012 was $0.2 million compared to net income of $0.02 million in the prior year quarter.

As of December 31, 2012, LipoScience had approximately $24.8 million of cash and cash equivalents, $5.0 million of debt outstanding under a revolving line of credit, and $15.7 million of long-term debt. In the initial public offering completed in January 2013, LipoScience raised net proceeds of $44.4 million, after underwriting discount and offering expenses, from the sale of 5,750,000 shares of common stock at a price of $9.00 per share.

Full Year 2013 Revenue Outlook

Based on information available as of March 27, 2013, the Company expects that total revenue in 2013 will increase to a range of $59.0 to $61.0 million from reported revenue of $54.8 million in 2012.

Conference Call Information

LipoScience management will host a conference call today at 4:30 p.m. EDT to discuss the fourth quarter and full year 2012 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning March 27, 2013 at 7:30 p.m. EDT and ending on April 10, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 20052954. A replay of the webcast will be available on the corporate website for two weeks, through April 10, 2013.

About LipoScience, Inc.

LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. Its first proprietary diagnostic test, the NMR LipoProfile® test, measures the number of low density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. To date, over 9 million NMR LipoProfile tests have been ordered. LipoScience’s automated clinical analyzer, the Vantera® system, has been cleared by the FDA and will be placed with national and regional clinical laboratories. It requires no previous knowledge of NMR technology to operate and has been designed to significantly simplify complex technology through ease of use and walk-away automation.

LipoScience is driving toward becoming a clinical standard of care by decentralizing its technology and expanding its menu of personalized diagnostic tests to address a broad range of cardiovascular, metabolic and other diseases. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. These forward-looking statements include statements about the Company’s expectations regarding financial results for the full year of 2013 and the expansion of the Company’s sales force and commercial organization, the Company’s plans for the Vantera system and its expectations about deploying it on-site in third-party clinical diagnostic laboratories, the size of the market for the Company’s NMR LipoProfile test and its ability to increase and sustain demand for that test, as well as the Company’s plans for future diagnostic tests. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include, but are not limited to:

•	The Company’s ability to achieve greater market acceptance of its NMR LipoProfile test and any future tests that it may develop;

•	The Company’s reliance on a relatively small number of clinical diagnostic laboratories for a significant percentage of its NMR LipoProfile test sales;

•	The receptiveness of third-party laboratories with respect to the placement of Vantera systems at their facilities;

•	The Company’s ability to expand its sales and marketing capabilities in order to increase demand for the NMR LipoProfile test;

•	The Company’s ability to compete with other diagnostic testing methods that may be more widely accepted;

•	The Company’s ability to secure regulatory clearance by the FDA of its HDL-P test and other non-cleared portions of the NMR LipoProfile test;

•	The Company’s ability to develop new assays that leverage its NMR-based technology;

•	The Company’s ability to secure reimbursement for its proprietary tests from additional third-party payors; and

•	The effect of economic or regulatory changes on the Company’s diagnostic test volumes.

Information on these and other risks can be found under the caption “Risk Factors” in the Company’s Registration Statement on Form S-1 as filed with the U.S. Securities and Exchange Commission ("SEC") and as declared effective on January 24, 2013. These forward-looking statements are based on information available to LipoScience, Inc. as of the date of this release and speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Additional risks, uncertainties, and other information affecting its business and operating results will be contained in its Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the SEC

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$24,768	$12,483
Accounts receivable, net	5,149	5,626
Inventories	125	—
Prepaid expenses and other	719	581
Total current assets	30,761	18,690
Property and equipment, net	11,493	5,292
Other noncurrent assets:
Restricted cash	1,505	1,504
Intangible assets, net of accumulated amortization of $147 and $128 at December 31, 2012 and 2011	637	553
Deferred financing costs	100	—
Deferred offering costs	3,151	2,046
Other assets	32	32
Total other noncurrent assets	5,425	4,135
Total assets	$47,679	$28,117
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,003	$1,281
Accrued expenses	5,348	4,413
Revolving line of credit	5,000	—
Current maturities of long-term debt	—	2,400
Other current liabilities	1	1
Total current liabilities	11,352	8,095
Long-term liabilities:
Long-term debt, less current maturities	15,708	3,600
Preferred stock warrant liability	412	229
Other long-term liabilities	2,462	101
Total liabilities	29,934	12,025
Redeemable Convertible Preferred Stock:
Series D Redeemable Convertible Preferred Stock, par value $.001; 3,544,062 shares designated; 500,408 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $2,612	2,612	2,612
Series D-1 Redeemable Convertible Preferred Stock, par value $.001; 3,480,473 shares designated; 2,980,065 issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $15,556	15,556	15,556
Series E Redeemable Convertible Preferred Stock, par value $.001; 5,059,330 shares designated; 4,718,752 issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $20,527	20,795	20,795
Series F Redeemable Convertible Preferred Stock, par value $.001; 3,118,678 shares designated; 3,006,447 and 2,988,506 issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $13,000	18,338	18,200
Total Redeemable Convertible Preferred Stock	57,301	57,163
Stockholders’ deficit:
Series A Convertible Preferred Stock, par value $.001; 300,000 shares designated, 229,088 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $1,291	0	0
Series A-1 Convertible Preferred Stock, par value $.001; 252,700 shares designated, 23,612 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $125	0	0
Series B Convertible Preferred Stock, par value $.001; 166,667 shares designated, 154,536 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $927	0	0
Series B-1 Convertible Preferred Stock, par value $.001; 159,536 shares designated, 5,000 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $30	0	0
Series C Convertible Preferred Stock, par value $.001; 1,275,000 shares designated, 1,022,595 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $4,090	1	1
Series C-1 Convertible Preferred Stock, par value $.001; 1,274,774 shares designated, 252,179 shares issued and outstanding at December 31, 2012 and 2011; aggregate liquidation preference of $1,009	0	0
Common stock, $.001 par value; 90,000,000 shares authorized, 1,894,277 and 1,695,485 shares issued and outstanding at December 31, 2012 and 2011	2	2
Additional paid-in capital	8,434	8,169
Accumulated deficit	(47,993)	(49,243)
Total stockholders’ deficit	(39,556)	(41,071)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$47,679	$28,117

LipoScience, Inc.
Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31,
	2012	2011	2010
Revenues	$54,798	$45,807	$39,368
Cost of revenues	10,060	8,529	8,139
Gross profit	44,738	37,278	31,229
Operating expenses:
Research and development	9,974	7,808	7,276
Sales and marketing	22,402	21,305	15,246
General and administrative	10,373	8,550	7,331
Loss on disposal of long-lived assets	30	—	—
Impairment of intangible assets	13	—	—
Gain on extinguishment of other long-term liabilities	—	—	(2,700)
Total operating expenses	42,792	37,663	27,153
Income (loss) from operations	1,946	(385)	4,076
Other (expense) income:
Interest income	13	13	16
Interest expense	(540)	(350)	(154)
Loss on extinguishment of long-term debt	—	(59)	—
Other (expense) income	(169)	233	358
Total other (expense) income	(696)	(163)	220
Income (loss) before taxes	1,250	(548)	4,296
Income tax (benefit)	—	—	(16)
Net income (loss)	1,250	(548)	4,312
Accrual of dividends on redeemable convertible preferred stock	—	(613)	(1,040)
Undistributed earnings allocated to participating preferred stockholders	(1,004)	—	(2,655)
Net income (loss) attributable to common stockholders—basic	246	(1,161)	617
Undistributed earnings re-allocated to common stockholders	113	—	303
Net income (loss) attributable to common stockholders—diluted	$359	$(1,161)	$920
Net income (loss) per share attributable to common stockholders—basic	$0.14	$(0.69)	$0.38
Net income (loss) per share attributable to common stockholders—diluted	$0.13	$(0.69)	$0.34
Weighted average shares used to compute basic net income (loss) per share attributable to common stockholders	1,715,408	1,674,018	1,611,843
Weighted average shares used to compute diluted net income (loss) per share attributable to common stockholders	2,814,323	1,674,018	2,713,770

LipoScience, Inc.
Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2012	2011	2010
Operating activities
Net income (loss)	$1,250	$(548)	$4,312
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,280	508	564
Stock-based compensation expense	1,190	651	650
Fair value remeasurement of preferred stock warrant liability	149	(252)	(391)
Gain on sale of property and equipment	—	—	(6)
Gain on extinguishment of other long-term liabilities	—	—	(2,700)
Loss on disposal of long-lived assets	30	—	—
Impairment of intangible assets	13	—	—
Loss on extinguishment of long-term debt	—	59	—
Changes in operating assets and liabilities:
Accounts receivable, net	477	(1,432)	(831)
Inventories	(125)	—	—
Prepaid expenses and other	(138)	(100)	(159)
Accounts payable, accrued expenses and other current liabilities	1,162	1,316	(215)
Other long-term liabilities	2,309	(106)	(81)
Net cash provided by operating activities	7,597	96	1,143
Investing activities
Purchases of property and equipment	(8,015)	(1,963)	(1,138)
Proceeds from sale of property and equipment	—	—	6
Capitalized patent and trademark costs	(112)	(205)	(77)
Net cash used in investing activities	(8,127)	(2,168)	(1,209)
Financing activities
Proceeds from revolving line of credit	8,500	—	—
Payments on revolving line of credit	(3,500)	—	—
Proceeds from long-term debt	16,000	6,000	—
Payments on long-term debt	(6,000)	(1,200)	(1,800)
Taxes paid on behalf of employees for net exercise of options	(1,083)	—	—
Payments on capital leases	—	(27)	(63)
Changes in restricted cash for operating lease	(2)	4	(2)
Changes in deferred financing costs	—	3	24
Debt discount	(120)	—	—
Debt issuance costs	(95)	—	—
Deferred offering costs	(1,044)	(1,908)	—
Proceeds from exercise of stock options and warrants	159	625	920
Net cash provided by (used in) financing activities	12,815	3,497	(921)
Net increase (decrease) in cash and cash equivalents	12,285	1,425	(987)
Cash and cash equivalents at beginning of year	12,483	11,058	12,045
Cash and cash equivalents at end of year	$24,768	$12,483	$11,058
Supplemental disclosure of cash flow information
Cash paid for interest	$532	$354	$163
Cash paid for income taxes	$—	$2	$35
Supplemental disclosure of non-cash financing activities
Accrual of Series F Redeemable Convertible Preferred Stock dividends	$—	$613	$1,040
Accretion on Series F Redeemable Convertible Preferred Stock	$—	$115	$197

Contact

Investor Relations

ICR, Inc.
Bob Yedid
Senior Vice President
646-277-1247
bob.yedid@icrinc.com

LipoScience, Inc.
Tori Hall
tori.hall@liposcience.com
(919) 256-1046